EXHIBIT 99.1

AMENDMENT NO. 2 TO DEFERRED COMPENSATION AGREEMENT

THIS AMENDMENT NO. 2 TO DEFERRED COMPENSATION AGREEMENT (this "Amendment No. 2") is entered into as of the 15th day of November, 2005 by and among IRWIN HOME EQUITY CORPORATION (the "Corporation"), IRWIN FINANCIAL CORPORATION ("Irwin Financial") and ELENA DELGADO ("Delgado") for the purpose of amending that certain Deferred Compensation Agreement among the parties hereto as of December 22, 2004, and previously amended on April 7, 2005 (the "Agreement"). Capitalized terms not otherwise defined herein have the same meanings as specified in the Agreement or that certain Shareholder Agreement among the parties dated as of October 8, 1996, as amended and restated as of December 22, 2004 (the "Shareholder Agreement").

WHEREAS, the parties entered into the Agreement under circumstances and for reasons set forth more particularly in the Recitals contained in the Agreement;

WHEREAS, IRS Notice 2005-1 permits a nonqualified deferred compensation plan adopted before December 31, 2005 to be amended to provide a participant with a right to terminate participation in the plan with regard to amounts subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and receive a lump sum payment of amounts subject to the termination without violating the requirements of Section 409A(2), (3), or (4) of the Code:

WHEREAS, the Agreement is a nonqualified deferred compensation plan within the meaning of Q&A -3 of Notice 2005-1; and

WHEREAS, the parties wish to provide for such a right in the Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1. Section 16. A new Section 16 shall be added to the Agreement effective as of November 15, 2005 as follows:

"16. Special Termination Election in 2005. Delgado may elect to terminate her participation in the Agreement and receive a lump sum payment of all outstanding amounts due to her under the Agreement in accordance with the guidance provided by IRS Notice 2005-1, Q&A -20. If elected, the lump sum payment under this Section 16 shall be paid by the Corporation to Ms. Delgado not later than December 31, 2005, and shall be includible in her taxable income in 2005. Any termination election by Delgado shall be irrevocable."

2. Effect on Agreement. The Agreement is and shall continue to be in full force and effect until all payments hereunder have been made to Delgado and is hereby in all respects ratified and confirmed.

3. Counterparts. This Amendment No. 2 may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

4. Governing Law. This Amendment No. 2 shall be governed by and construed in accordance with the laws of the State of Indiana.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 as of the date first written above.

IRWIN HOME EQUITY CORPORATION:
By: /s/ Thomas D. Washburn Thomas D. Washburn Chairman

IRWIN FINANCIAL CORPORATION:
By: /s/ Gregory F. Ehlinger Gregory F. Ehlinger Senior Vice President and Chief Financial Officer

DELGADO:
/s/ Elena Delgado